Exhibit 99.1
Galena Biopharma Reports Third Quarter 2011
Financial Results and Provides Business Update
•	NeuVax™ (E75) makes significant progress towards initiating the Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax™ Treatment) study in 1H, 2012.

•	Folate Binding Protein-E39 (FBP) targeted vaccine aimed at preventing the recurrence of ovarian and endometrial cancers to commence Phase 1/2 trials by year-end 2011.

•	Spin-off on track of non-core RNAi subsidiary separately funded since September 26, 2011.
Lake Oswego, Oregon, November 14, 2011— Galena Biopharma (NASDAQ: GALE), a biotechnology company focused on developing innovative, targeted oncology treatments addressing major unmet medical needs to advance cancer care, today provided a business update and reported its financial results for the quarter ended September 30, 2011.
Galena’s lead asset, NeuVax™ (E75 plus Granulocyte Macrophage Colony-stimulating Factor, GM-CSF), a peptide-based adjuvant immunotherapy, has achieved key milestones over the past several months. As a result, its Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax™ Treatment) clinical trial remains on track to commence in the first half of 2012. In addition, Galena acquired Folate Binding Protein-E39 (FBP), a targeted vaccine to prevent recurrence in gynecological cancers. Galena expects to initiate a Phase 1 trial for FBP by the end of 2011.
“Over the last quarter, we have made tremendous strides to reposition Galena Biopharma and create a promising, late-stage cancer immunotherapy company with multiple product candidates,” stated Mark J. Ahn, PhD, Galena’s President and Chief Executive Officer. “We now have the right team in place to move both NeuVax and FBP through clinical development, and we are excited to present these treatment opportunities to patients in need.”
In September, Galena announced a strategic transaction involving its new RXi Pharmaceuticals Corporation subsidiary. As part of the strategic transaction, the company contributed its RNAi program to RXi and changed its name from RXi Pharmaceuticals to Galena Biopharma to reflect its focus on developing its portfolio of targeted cancer therapies. Additionally, Galena committed, among other things, to distribute to its stockholders as of a future record date to be announced, a portion of the RXi common stock held by Galena in order to accomplish the spin-off of RXi. The spin-off is subject to certain conditions, including the completion of the registration of the spin-off with the Securities and Exchange Commission.
Recent Highlights
•	Enhanced the NeuVax patent portfolio by acquiring patent rights covering the use of NeuVax in combination with trastuzumab (Herceptin®; Genentech/Roche); and use in low-to-intermediate HER2+ breast cancer patients not eligible for Herceptin therapy.

•	Met all requirements specified by the U.S. Food and Drug Administration (FDA) to lift the NeuVax Chemistry, Manufacturing, and Controls partial clinical hold and initiated manufacturing of clinical trial material.

•	NeuVax Phase 1/2 clinical trial results cited in the journal Cancer, published by the American Cancer Society.

•	Presented positive data from the Phase 2 NeuVax clinical trials at the 26th Annual Meeting of the Society for the Immunotherapy of Cancer (SITC) which demonstrated that patients with less aggressive disease traits may derive greater clinical benefit from vaccination and have lower rates of breast cancer recurrence.

•	Licensed Folate Binding Protein-E39 (FBP), a targeted peptide vaccine to prevent recurrence in gynecological cancers from the University of Texas M.D. Anderson Cancer Center and the Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc.

•	Strengthened Galena’s leadership team:
•	Hana B. Moran, PhD, named as Vice President, Regulatory Affairs and Quality Assurance.

•	Kwang Lee named as Vice President, Finance and Principal Accounting Officer.

•	Rosemary Mazanet, MD, PhD, added as Chief Medical Officer.
•	Separated the oncology (Galena Biopharma) and RNAi (RXi Pharmaceuticals) programs to provide a stronger strategic focus. The spin-off is currently under SEC regulatory review.
Quarterly Financial Highlights:
Cash, Cash Equivalents and Short-Term Investments
As of September 30, 2011, cash, cash equivalents and short-term investments totaled $15.7 million, compared with cash and cash equivalents of $6.9 million at December 31, 2010. This $8.8 million increase is attributable to the closing of two underwritten public offerings that provided net cash proceeds of approximately $18.2 million after underwriting fees and other estimated offering expenses (the March 2011 offering resulting in net proceeds of $7.3 million and the April 2011 offering resulting in net proceeds of $10.9 million), offset by net cash used in operating activities of $10.5 million for the nine months ended September 30, 2011.
Net Loss
Net loss for the three months ended September 30, 2011 was $5.5 million or $0.13 per basic and diluted share, compared with a net loss of $4.1 million, or $0.23 per basic and diluted share, for the comparable period in 2010. Galena also reported a net loss of $13.1 million, or $0.39 per basic and diluted share, for the nine months ended September 30, 2011, compared with a net loss of $10.2 million, or $0.57 per basic and diluted share, for the nine months ended September 30, 2010. The increase of $1.4 million, or 34%, in net loss for the quarter ended September 30, 2011 compared to the quarter ended September 30, 2010 was primarily due to a $1.4 million increase in net loss from operations. The increase of $2.9 million, or 28%, in net loss for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010 was primarily due to a $2.1 million increase in net loss from operations and a decrease of $1.7 million of non-cash income as a result of the change in fair value of warrant liability offset by an increase in non-cash income of $0.7 million related to a gain in the purchase price consideration liability and an increase in other income of $0.2 million from government grant monies received.
Net loss from operations increased to $5.1 million in the third quarter of 2011 from $3.7 million in the third quarter of 2010, and increased to $15.0 million for the nine months ended September 30, 2011 compared to $12.9 million for the comparable period in 2010. The increase of $1.4 million, or 38%, in net loss from operations for the quarter ended September 30, 2011 compared to the quarter ended September 30, 2010 was primarily due to a $1.0 million increase in research and development expenses and a $0.3 million increase in general and administrative expenses due to the focus on expenses related to the Apthera acquisition. The increase of $2.1 million, or 16%, in net loss from operations for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010 was primarily the result of a $2.5 million increase in research and development expenses and a $0.8 million increase in general and administrative expenses due to the focus on oncology related to the Apthera acquisition, offset by a decrease of $1.2 million in non-cash equity based compensation, as noted below.
Research and Development Expenses
Research and development expenses increased to $3.0 million in the third quarter of 2011 from $1.9 million in the third quarter of 2010, and increased to $7.8 million for the first nine months of 2011 from $6.1 million for the first nine months of 2010. The increase in research and development expenses for the third quarter of 2011 compared with the third quarter of 2010 of

$1.1 million, or 58%, was primarily due to an increase in research and development expenses related to a ramp up in NeuVax-related fees and activities. The increase of $1.7 million, or 28% for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010 was primarily due to an increase of $2.5 million in research and development expenses related to a ramp up in NeuVax-related fees and activities, which was partially offset by a decrease of $0.8 million in non-employee non-cash stock based compensation.
General and Administrative Expenses
General and administrative expenses increased to $2.1 million in the third quarter of 2011 from $1.8 million in the third quarter of 2010, and increased to $7.1 million for the first nine months of 2011 from $6.8 million for the first nine months in 2010. The increase in general and administrative expenses for the third quarter of 2011 compared with the third quarter of 2010 of $0.3 million, or 17%, was primarily due to an increase in expenses for professional services. The increase of $0.3 million, or 4%, for the nine months ended September 30, 2011 compared to the nine months ended September 30, 2010 was primarily due to an increase of $0.7 million in general and administrative expenses, an increase of $0.1 million in employee non-cash stock based compensation and an increase of $0.02 million in non-cash stock based compensation expense, offset by a decrease of $0.5 million in non-cash compensation related to a warrant issued for business advisory services. Excluding these non-cash items, general and administrative expenses were approximately $5.0 million for the nine months ended September 30, 2011, compared with $4.2 million for the nine months ended September 30, 2010. The increase of $0.8 was primarily due to severance payments in connection with a reduction in force and an increase in expenses for professional services.
About NeuVax™ (E75 + GM-CSF)
NeuVax consists of the E75 peptide derived from human epidermal growth factor receptor 2 (HER2) combined with the immune adjuvant granulocyte macrophage colony-stimulating factor (GM-CSF). Treatment with NeuVax stimulates cytotoxic (CD8+) T cells in a highly specific manner to target cells expressing any level of HER2. NeuVax is given as an intradermal injection once a month for six months, followed by a booster injection once every six months. Based on a successful Phase 2 trial, which achieved its primary endpoint of disease-free survival, the Food and Drug Administration granted NeuVax a Special Protocol Assessment for its Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax Treatment) study. The Phase 3 trial is expected to commence in the first half of 2012.
According to the National Cancer Institute, over 200,000 women in the U.S. are diagnosed with breast cancer annually. Of these women, about 75% test positive for HER2 (IHC 1+, 2+ or 3+).

Only 25% of all breast cancer patients, those with HER2 3+ disease, are eligible for Herceptin® (trastuzumab; Roche-Genentech), which had revenues of over $5 billion in 2010. NeuVax targets the remaining 50% of HER2-positive patients (HER2 1+ and 2+) who achieve remission with current standard of care, but have no available HER2-targeted adjuvant treatment options to maintain their disease-free status.
Folate Binding Protein (FBP)-E39
Folate Binding Protein-E39 (FBP) is a targeted vaccine aimed at preventing the recurrence of ovarian, endometrial, and breast cancers. The FBP vaccine consists of the E39 peptide derived from the folate binding protein combined with the immune adjuvant granulocyte macrophage colony stimulating factor (GM-CSF). FBP is over-expressed (20-80 fold) in more than 90% of ovarian and endometrial cancers, as well as 20—50% of breast, lung, colorectal, and renal cell carcinomas. FBP has very limited tissue distribution and expression in non-malignant tissue, making it an ideal immunotherapy target. A Phase 1/2 trial is expected to commence by year-end 2011.
Ovarian cancer occurs in over 22,000 patients per year in the U.S. and is the most lethal gynecologic cancer. Although the incidence of ovarian cancer is only approximately 20% of that of breast cancer, the number of patients that die from ovarian cancer is nearly 50% greater than the percentage of breast cancer patients who die from this disease. Endometrial cancer is the most common gynecologic cancer and occurs in over 46,000 women, with over 8,000 deaths in the U.S. annually. While many patients respond to initial treatment and become clinically free of disease, the majority of these patients will relapse, and, once the disease recurs, the treatment options and successes drop dramatically.
About Galena Biopharma
Galena Biopharma, Inc. (NASDAQ: GALE) is a Portland, Oregon-based biopharmaceutical company that develops innovative, targeted oncology treatments that address major unmet medical needs to advance cancer care. For more information please visit us at www.galenabiopharma.com.

Registration Statement
A registration statement relating to the distribution of the RXi shares described in this press release has been filed with the Securities and Exchange Commission. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state in which such offer, solicitation or sale would be lawful to registration or qualification under the securities laws of any such state.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the possible benefits of the transactions recently announced by Galena and the timing of the proposed spin-off of its RXi subsidiary, as well as statements about expectations, plans and prospects of the development of Galena’s product candidates. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including the risks that the anticipated benefits of the announced transactions are not achieved and that the proposed spin-off is delayed or is never completed, as well as the risks, uncertainties and assumptions relating to the development of Galena’s product candidates, including those identified under “Risk Factors” in Galena’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and in other filings Galena periodically makes with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. Galena does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this presentation.

Galena Biopharma
(A Development Stage Company)
CONDENSED CONSOLIDATED STATEMENTS OF EXPENSES
(Amounts in thousands, except share and per share data)
(Unaudited)

	For the Three	For the Three	For the Nine	For the Nine
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	September	September	September	September
	30, 2011	30, 2010	30, 2011	30, 2011
Research and development expense	$3,002	$1,936	$7,835	$6,126
General and administrative expense	2,074	1,783	7,142	6,803

Operating Loss	(5,076)	(3,719)	14,977	12,929

Other Income (expense) net	(399)	(416)	1,903	2,767
Net Loss	$(5,475)	$(4,135)	$(13,074)	$(10,162)

Net loss per common share:
Basic and diluted loss per share	$(0.13)	$(0.23)	$(0.39)	$(0.57)

Weighted average common shares outstanding:
Basic and diluted	41,970,481	18,372,759	33,697,704	17,717,610

Galena Biopharma
(A Development Stage Company)
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)
(Unaudited)

	September 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$15,693	$6,891
Prepaid expenses and other current assets	494	150

Total current assets	16,187	7,041
Equipment and furnishings, net	430	419
In-process research and development	12,864	—
Goodwill	845	—
Deposits	3	16

Total Assets	$30,329	$7,476

LIABILITIES AND STOCKHOLDERS EQUITY

Current liabilities:
Accounts payable	$1,462	$724
Accrued expenses and other current liabilities	1,699	1,113
Convertible note payable	500	—
Deferred Revenue	877	—
Current maturities of capital lease obligations	65	51
Fair value of warrants potentially settleable in cash	15,226	3,138
Current contingent purchase price consideration	1,632	—

Total current liabilities	21,461	5,026
Capital lease obligations, net of current maturities	14	20
Contingent purchase price consideration, net of current portion	4,145	—

Total liabilities	25,620	5,046
Total stockholders’ equity	4,709	2,430

Total liabilities and stockholders’ equity	$30,329	$7,476

Contacts:
Madeline Hatton
Toll free: +1 (855) 855-GALE (4253), ext. 109
info@galenabiopharma.com
or
Remy Bernarda
IR Sense, LLC
+1 (503) 400-6995
remy@irsense.com